EXHIBIT 99.1

Lightwave Logic Announces the Completion of a $3,000,000 Private Capital Raise

LONGMONT, Colorado, July 14, 2014 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high speed fiber-optic data communications and optical computing, announced today that the Company has completed its capital raise with the sale of common stock and warrants to further fund its operating and R&D expenses.

Tom Zelibor, Chairman and Chief Executive Officer of Lightwave Logic commented, “We are extremely pleased to have successfully raised over our targeted $3 million that will fund our business plan through 2015.  The tremendous support and vote of confidence by investors is greatly appreciated by the entire Company.  These funds will be used for research and development, general corporate purposes and to further the commercialization effort for our advanced organic nonlinear electro-optical polymer technology platform.”

For more information about Lightwave Logic, please visit the Company’s website at following URL: www.lightwavelogic.com

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Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:
Steven Cordovano Lightwave Logic 203-952-6373 steve@lightwavelogic.com